Plumas Bancorp Reports Fourth Quarter and Year End Net Income

QUINCY, CA -- (Marketwire - February 16, 2012) - Plumas Bancorp (NASDAQ: PLBC), a bank holding company and the parent company of Plumas Bank, today announced fourth quarter net income of $245 thousand compared to net income of $65 thousand for the fourth quarter of 2010, an improvement of $180 thousand. For the year ended December 31, 2011, Plumas Bancorp reported net income of $941 thousand as compared to net income of $971 thousand for the year ended December 31, 2010.

Net income allocable to common shareholders increased from a net loss of $106 thousand or $(0.02) per share during the three months ended December 31, 2010 to net income of $74 thousand or $0.02 per share during the current three month period. For the year ended December 31, 2011, net income allocable to common shareholders totaled $257 thousand or $0.05 per share, down slightly from $287 thousand or $0.06 per share during the twelve months ended December 31, 2010. (Income allocable to common shareholders is calculated by subtracting dividends and discount amortized on preferred stock from net income.)

2011 Financial Highlights

Year ended December 31, 2011 compared to December 31, 2010

  Excluding a $1.4 million gain ($0.8 million net of tax) in 2010 on sale of the Bank's merchant card portfolio, net income increased by $0.8 million.
  Loan loss provision decreased by $2.0 million.
  Gains on sale of government guaranteed loans increased by $0.9 million to $1.9 million.
  Salary and benefit costs decreased by $537 thousand or 5.5%.

Three months ended December 31, 2011 compared to December 31, 2010

  The provision for loan losses decreased by $1 million to $800 thousand.
  The average rate paid on interest bearing deposits decreased by 35 basis points or 48%, from 0.73% during the three months ended December 31, 2010 to 0.38% during the current quarter.
  Net interest margin for the three months ended December 31, 2011 increased to 4.15% compared to 4.10% during the same 2010 quarter.

Period ended December 31, 2011 compared to December 31, 2010

  Non-interest bearing deposits increased by $14.1 million to $126 million which represent 32% of total deposits.
  Total shareholders' equity increased by $1.6 million to $39.6 million.
  Total leverage capital increased from 8.9% at December 31, 2010 to 9.8% at December 31, 2011.
  Total Risk-Based Capital Ratio strengthened to 15.0% from 13.9%.

2011 Asset Quality Improvements

December 31, 2011 compared to December 31, 2010

  Nonperforming loans decreased by $8.5 million from $25.3 million at December 31, 2010 to $16.8 million at December 31, 2011.
  Nonperforming assets declined to $25.5 million at December 31, 2011, down by $8.7 million from $34.2 at December 31, 2010.
  The ratio of nonperforming loans to total loans decreased from 8.07% to 5.73% and the ratio of nonperforming assets to total assets decreased from 7.07% to 5.60%.
  Net-charge offs decreased by $3.8 million or 49% from $7.7 million during the year ended December 31, 2010 to $3.9 million during the current period.

President and chief executive officer, Andrew J. Ryback, remarked:

"The Board of Directors and executive management team are very pleased to report that despite the challenging economy, our Company continued to maintain profitability for the eighth consecutive quarter. While we realize that we still have considerable work ahead of us, we have made significant progress, as evidenced by the termination of the Consent Order put in place in March 2011 by the Federal Deposit Insurance Corporation ("FDIC") and the California Department of Financial Institution ("DFI").

Ryback commented, "We are particularly pleased with the progress we have made in reducing non-performing assets during 2011 in accordance with our targeted plans. Nonperforming loans decreased by $8.5 million from $25.3 million at December 31, 2010 to $16.8 million at December 31, 2011. Net-charge offs decreased by $3.8 million, or 49%, from $7.7 million during the twelve months ended December 31, 2010 to $3.9 million during the current period. As a result of these improvements and the decrease in net charge-offs, we were able to reduce the provision for loan losses by $2 million, from $5.5 million in 2010 to $3.5 million in 2011.

"Plumas Bancorp's and Plumas Bank's capital ratios have also improved significantly compared to year end 2010," continued Ryback. "The action steps of strengthening capital along with a continued focus on cost control and revenue growth have laid the foundation for higher levels of profitability in future periods."

Ryback emphasized further, "Our Bank is well-positioned to continue supporting northeastern California businesses with their financing needs. We have significant lending capacity available to support healthy small to mid-sized businesses in our market, and we look forward to pursuing local lending opportunities in 2012. We see a strong future for Plumas Bank as we continue to produce positive results for our shareholders, employees and local communities and position ourselves as Northeastern California's premier community bank."

Asset Quality

Nonperforming loans at December 31, 2011 were $16.8 million, a decrease of $8.5 million, or 34% from the $25.3 million balance at December 31, 2010. Nonperforming loans as a percentage of total loans decreased to 5.73% at December 31, 2011 down from 8.07% at December 31, 2010. Nonperforming assets (which are comprised of nonperforming loans, other real estate owned ("OREO") and repossessed vehicle holdings) at December 31, 2011 were $25.5 million, down from $34.2 million at December 31, 2010. Nonperforming assets as a percentage of total assets decreased to 5.60% at December 31, 2011 down from 7.07% at December 31, 2010.

During the year ended December 31, 2011 we recorded a provision for loan losses of $3.5 million down $2 million from the $5.5 million provision recorded during the year ended December 31, 2010. The $3.5 million provision recorded for the year ended December 31, 2011 primarily relates to net charge-offs during the twelve month period. The Company recorded an $800 thousand provision for loan losses for the three months ended December 31, 2011 compared to the $1.8 million provision for loan losses for the three months ended December 31, 2010.

We have experienced a $3.8 million decrease in net charge-offs from the prior year. Net charge-offs as percentage of average loans decreased significantly from 2.39% during the year ended December 31, 2010 to 1.29% during the current year. The allowance for loan losses as a percentage of total loans increased slightly from 2.33% at December 31, 2010 to 2.35% at December 31, 2011 despite a decrease of 6.4% in loans during the comparison periods.

Deposits, Investments and Loans

Total deposits were $391 million as of December 31, 2011, a decrease of $33.7 million, or 8%, from the December 31, 2010 balance of $425 million. The decline in deposits was primarily related to maturities from a higher rate promotional time deposit product we began offering in June 2009, and continued to offer until April 30, 2010. Core deposit growth was strong with increases in non-interest bearing deposits of $14.1 million and savings deposits of $10.8 million.

Total investment securities decreased by $5.1 million from $63.0 million at December 31, 2010 to $57.9 million as of December 31, 2011. While investment securities decreased from December 31, 2010 levels, we anticipate adding to investment securities during the next six months. The investment portfolio at December 31, 2011 was invested entirely in U.S. Government agency securities. Cash and due from banks totaled $63.1 million at December 31, 2011 a decrease of $1.6 million from December 31, 2010. Included in cash and due from banks at December 31, 2011 was interest earning balances held at the Federal Reserve Bank of San Francisco totaling $47.8 million.

Net loans decreased by $19.7 million, or 6%, from $307 million at December 31, 2010 to $287 million at December 31, 2011. This decline in net loans was mostly related to normal pay downs and prepayments, loan charge-offs and real estate acquired through foreclosure.

Shareholders' Equity

Total shareholders' equity increased by $1.6 million from $38.0 million at December 31, 2010 to $39.6 million at December 31, 2011. Book value per common share increased to $5.83 at December 31, 2011 from $5.51 at December 31, 2010. Plumas Bank's leveraged capital ratio was 9.8% at December 31, 2011 up from 8.9% at December 31, 2010. Plumas Bank's total risk-based capital ratio at December 31, 2011 was 15.0% up from 14.0% at December 31, 2010.

Net Interest Income and Net Interest Margin

Net interest income, on a nontax-equivalent basis, for the year ended December 31, 2011 was $16.8 million, a decline of $713 thousand from the $17.5 million earned during the same period in 2010. The largest component of the decrease in net interest income was a reduction in the average balance of loans. Other changes, resulting in a decrease in net interest income, included reductions in yield on the Company's loan and investment portfolios and a decrease in the average balance of investments. These items were partially offset by a decline in the average balance of time deposits and long term borrowings and reductions in the rates paid on time, NOW and money market deposits. Net interest margin for the year ended December 31, 2011 decreased 16 basis points, to 4.08%, down from 4.24% for the same period in 2010.

Net interest income, on a nontax-equivalent basis, was $4.3 million for the three months ended December 31, 2011 and December 31, 2010. Interest income declined by $304 thousand mostly related to a decrease in the average balance of loans. The decrease in interest income was offset by a decline of $321 thousand in interest paid on deposits primarily related to a decline in the average balance and yield on time deposits. The average rate paid on interest bearing deposits decreased by 35 basis points from 0.73% during the three months ended December 31, 2010 to 0.38% during the current quarter. Net interest margin for the three months ended December 31, 2011 increased 5 basis points to 4.15%, up from 4.10% for the same period in 2010.

Non-Interest Income/Expense

During the year ended December 31, 2011 non-interest income decreased by $1.3 million to $7.2 million, from $8.5 million during the year ended December 31, 2010. This decrease was related to the sale of our merchant processing portfolio in 2010. During June 2010 we entered into an alliance with a world-wide merchant processing leader. In conjunction with this alliance we sold our merchant processing business and recorded a one-time gain of $1.4 million. Related to this sale we also experienced a decrease in merchant processing income of $126 thousand during the comparison periods. Service charges on deposit accounts declined by $165 thousand primarily related to a decline in overdraft fees as new regulations placed additional restrictions on the Bank in charging overdraft fees on ATM and Point of Sale transactions. During the year ended December 31, 2011 we sold twenty-seven investment securities classified as available-for-sale for $29.4 million recognizing a $0.7 million gain on sale. During the 2010 period we sold sixty-five investment securities classified as available-for sale for $40.9 million and recorded a $1.2 million gain on sale.

Partially offsetting these declines in income was an $884 thousand increase in gain on sale of government guaranteed loans. Gains generated from SBA loan sales in 2011 were particularly strong related to two factors: First, during the first quarter of 2011 the SBA eliminated the recourse provision related to loan sales allowing us to record both gains on sales from loans sold during the fourth quarter of 2010 and the first quarter of 2011. In addition, many loans sold in 2011 were 90% guaranteed related to a temporary increase in the guarantee percentage enacted on February 17, 2009 as part of the Recovery Act. Currently loans made through the SBA 7(a) program carry a 75% to 85% guarantee. The production and sale of government guaranteed loans has become an important component of the Company's core business. We expect government guaranteed lending activity to remain strong in 2012; however, we anticipate a reduction in gains on sale during 2012.

While we have achieved savings in many categories of non-interest expense these were offset in the current year by an increase of $649 thousand in loss on sale of OREO. Non-interest expense increased by $105 thousand from $19.1 million during the year ended December 31, 2010 to $19.2 million during the current twelve month period.

The largest reduction in expense was a decrease of $537 thousand in salaries and employee benefits. Salary expense, excluding commissions, declined by $667 thousand mostly related to a reduction in staffing during the second quarter of 2010, which affected most function areas with the exception of government guaranteed lending and problem assets. Commission expense, which relates to government guaranteed lending personnel and is included in salary expense, increased by $318 thousand.

OREO represents real property taken by the Bank either through foreclosure or through a deed in lieu thereof from the borrower. Losses on the sale of OREO totaled $606 thousand in the year ended 2011 primarily related to the sale of one property. During September, 2011 the Bank sold its largest OREO holding which represented $4.3 million, or 48% of the total balance in OREO at January 1, 2011. While the Bank incurred a $617 thousand loss on sale of this property, management believes the loss was prudent given the significant affect this transaction had in decreasing nonperforming assets.

During the three months ended December 31, 2011, total non-interest income decreased by $640 thousand from the same period in 2010. This decrease was primarily related to a reduction in gains on sale of investment securities of $326 thousand and a reduction in gains on sale of government guaranteed loans. Gains on sale of loans decreased by $311 thousand from $455 thousand during the three months ended December 31, 2010 to $144 thousand during the current quarter. The fourth quarter of 2010 was by far our largest quarter in 2010 in terms of gains on sale of loans, while gains during the fourth quarter of 2011 were below the average of the first three quarters of 2011 after a very strong third quarter.

Non-interest expense totaled $4.5 million during the three months ended December 31, 2011, an increase of $105 thousand from $4.4 million during the same 2010 quarter. The largest component of this increase was a $239 addition to our other real estate valuation allowance. A valuation allowance for losses on other real estate is maintained to provide for temporary declines in value. The allowance is established through a provision for subsequent losses on other real estate which is included in other expenses. Subsequent gains or losses on sales or write-downs resulting from permanent impairment are recorded in other income or expenses as incurred.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank based in Northeastern California. The Bank operates eleven branches located in the counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

In addition, discussions about risks and uncertainties are set forth from time to time in the Company's publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

                               PLUMAS BANCORP
                    CONDENSED CONSOLIDATED BALANCE SHEET
                               (In thousands)
                                (Unaudited)

                                   As of December 31,
                                  -------------------
                                                        Dollar   Percentage
                                     2011      2010     Change     Change
                                  --------- --------- ---------  ----------
  ASSETS
Cash and due from banks           $  63,076 $  64,628 $  (1,552)       -2.4%
Investment securities                57,917    63,017    (5,100)       -8.1%
Loans, net of allowance for loan
 losses                             287,432   307,151   (19,719)       -6.4%
Premises and equipment, net          13,457    14,431      (974)       -6.7%
Bank owned life insurance            10,815    10,463       352         3.4%
Real estate and vehicles acquired
 through foreclosure                  8,680     8,884      (204)       -2.3%
Accrued interest receivable and
 other assets                        13,972    15,906    (1,934)      -12.2%
                                  --------- --------- ---------
  Total assets                    $ 455,349 $ 484,480 $ (29,131)       -6.0%
                                  ========= ========= =========

  LIABILITIES AND SHAREHOLDERS'
   EQUITY
Deposits                          $ 391,140 $ 424,887 $ (33,747)       -7.9%
Accrued interest payable and
 other liabilities                   14,265    11,295     2,970        26.3%
Junior subordinated deferrable
 interest debentures                 10,310    10,310         -         0.0%
                                  --------- --------- ---------
  Total liabilities                 415,715   446,492   (30,777)       -6.9%
Shareholders' equity                 39,634    37,988     1,646         4.3%
  Total liabilities and
   shareholders' equity           $ 455,349 $ 484,480 $ (29,131)       -6.0%
                                  ========= ========= =========

                               PLUMAS BANCORP
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   (In thousands, except per share data)
                                (Unaudited)

  FOR THE THREE MONTHS ENDED                            Dollar   Percentage
   DECEMBER 31,                    2011       2010      Change     Change
                                ---------  ---------  ---------  ----------

Interest income                 $   4,641  $   4,945  $    (304)       -6.1%
Interest expense                      379        660       (281)      -42.6%
                                ---------  ---------  ---------
  Net interest income before
   provision for loan losses        4,262      4,285        (23)       -0.5%
Provision for loan losses             800      1,800     (1,000)      -55.6%
                                ---------  ---------  ---------
  Net interest income after
   provision for loan losses        3,462      2,485        977        39.3%
Non-interest income                 1,357      1,997       (640)      -32.0%
Non-interest expenses               4,506      4,401        105         2.4%
                                ---------  ---------  ---------
  Income before income taxes          313         81        232       286.4%
Provision for income taxes             68         16         52       325.0%
                                ---------  ---------  ---------
  Net income                    $     245  $      65  $     180       276.9%
  Dividends on preferred shares      (171)      (171)         0         0.0%
                                ---------  ---------  ---------
  Net income available to
   common shareholders          $      74  $    (106) $     180       169.8%
                                =========  =========  =========

Basic earnings per share        $    0.02  $   (0.02) $    0.04       200.0%
                                =========  =========  =========
Diluted earnings per share      $    0.02  $   (0.02) $    0.04       200.0%
                                =========  =========  =========

  FOR THE YEAR ENDED DECEMBER                           Dollar   Percentage
   31,                             2011       2010      Change     Change
                                ---------  ---------  ---------  ----------

Interest income                 $  18,668  $  20,680  $  (2,012)       -9.7%
Interest expense                    1,848      3,147     (1,299)      -41.3%
                                ---------  ---------  ---------
  Net interest income before
   provision for loan losses       16,820     17,533       (713)       -4.1%
Provision for loan losses           3,500      5,500     (2,000)      -36.4%
                                ---------  ---------  ---------
  Net interest income after
   provision for loan losses       13,320     12,033      1,287        10.7%
Non-interest income                 7,162      8,468     (1,306)      -15.4%
Non-interest expenses              19,246     19,141        105         0.5%
                                ---------  ---------  ---------
  Income before income taxes        1,236      1,360       (124)       -9.1%
Provision for income taxes            295        389        (94)      -24.2%
                                ---------  ---------  ---------
  Net income                    $     941  $     971  $     (30)       -3.1%
  Dividends on preferred shares      (684)      (684)         0         0.0%
                                ---------  ---------  ---------
  Net income available to
   common shareholders          $     257  $     287  $     (30)      -10.5%
                                =========  =========  =========

Basic earnings per share        $    0.05  $    0.06  $   (0.01)      -16.7%
                                =========  =========  =========
Diluted earnings per share      $    0.05  $    0.06  $   (0.01)      -16.7%
                                =========  =========  =========

                              PLUMAS BANCORP
                      SELECTED FINANCIAL INFORMATION
                   (In thousands, except per share data)
                                (Unaudited)

                                                        December 31,
                                                  ------------------------
                                                      2011         2010
                                                  -----------  -----------
AVERAGE BALANCES FOR THE YEAR ENDED
Assets                                            $   467,354  $   500,082
Earning assets                                    $   411,908  $   413,071
Loans                                             $   302,841  $   323,906
Deposits                                          $   407,982  $   430,777
Common equity                                     $    27,520  $    27,304
Total equity                                      $    39,244  $    38,941

CREDIT QUALITY DATA
Allowance for loan losses                         $     6,908  $     7,324
Allowance for loan losses as a percentage of
 total loans                                             2.35%        2.33%
Nonperforming loans                               $    16,829  $    25,358
Nonperforming assets                              $    25,509  $    34,242
Nonperforming loans as a percentage of total
 loans                                                   5.73%        8.07%
Nonperforming assets as a percentage of total
 assets                                                  5.60%        7.07%
Year-to-date net charge-offs                      $     3,916  $     7,744
Year-to-date net charge-offs as a percentage of
 average loans                                           1.29%        2.39%

SHARE AND PER SHARE DATA
Basic earnings per share for the quarter          $      0.02  $     (0.02)
Diluted earnings per share for the quarter        $      0.02  $     (0.02)
Quarterly weighted average shares outstanding           4,776        4,776
Quarterly weighted average diluted shares
 outstanding                                            4,776        4,776
Basic earnings per share, year-to-date            $      0.05  $      0.06
Diluted earnings per share, year-to-date          $      0.05  $      0.06
Year-to-date weighted average shares outstanding        4,776        4,776
Year-to-date weighted average diluted shares
 outstanding                                            4,776        4,776
Book value per common share                       $      5.83  $      5.51
Total shares outstanding                                4,776        4,776

QUARTERLY KEY FINANCIAL RATIOS
Annualized return (loss) on average equity                1.0%        (1.5)%
Annualized return on average assets                      0.21%        0.05%
Net interest margin                                      4.15%        4.10%
Efficiency ratio                                         80.2%        70.1%

YEAR END KEY FINANCIAL RATIOS
Return on average common equity                           0.9%         1.1%
Return on average assets                                 0.20%        0.19%
Net interest margin                                      4.08%        4.24%
Efficiency ratio                                         80.3%        73.6%
Loan to Deposit Ratio                                    75.1%        73.9%
Total Risk-Based Capital Ratio                           15.0%        13.9%

Contact:
Elizabeth Kuipers
Vice President, Marketing Manager & Investor Relations Officer
Plumas Bank
35 S. Lindan Ave.
Quincy, CA 95971
530.283.7305 ext.8912
Fax: 530.283.9665
investorrelations@plumasbank.com